Frascona Joiner Goodman and Greenstein, P.C.

4750 Table Mesa Drive Boulder, CO 80305

ph.: 303 494 3000

fax: 303 494 6309

March 10, 2008

Board of Directors

GoEnergy, Inc.
4526 Underwood Avenue
North Vancouver, British Columbia V7K 2S2
Canada

Gentlemen:

We have acted as your counsel in the preparation of Amendment 8 of the Registration Statement on Form S-1/A (the "Registration Statement") filed by you with the Securities and Exchange Commission covering up to 549,550 shares of the Common Stock of GoEnergy, Inc. (the "Stock").  In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the Stock is duly and validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm's name as an expert in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

This opinion is expressed with respect to the laws of the State of Delaware, including the relevant statutory provisions, all applicable provisions of the Delaware Constitution, reported judicial decisions interpreting those laws, and, to the extent applicable to the foregoing opinion, the federal laws of the United States of America.  This opinion is also limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

Sincerely yours,

Frascona, Joiner, Goodman and Greenstein, P.C.

By: /s/ Gary S. Joiner